EXHIBIT 99.1
                                                                    ------------

     DATAWATCH CORPORATION REPORTS RESULTS FOR FIRST FISCAL QUARTER OF 2005

           DATAWATCH ANNOUNCES REVENUE GROWTH OF 15% AND A SUCCESSFUL
               NEW PRODUCT LAUNCH - ENTERPRISE BUSINESS GROWS 35%.


LOWELL, MA - JANUARY 24, 2005 -- Datawatch Corporation (NASDAQ: DWCH), a leading provider of business intelligence, data transformation and IT support solutions, today announced results for its first fiscal quarter of 2005.

         Revenues for the quarter ended December 31, 2004 were $5,087,000, compared to $4,407,000 in the same period of fiscal 2004. Net loss for the first fiscal 2005 quarter was $(154,000) or $(0.03) per diluted share, compared to net income of $324,000, or $0.06 per diluted share, a year ago.

         Commenting on the first quarter's results, president and CEO Robert Hagger said, "We are very pleased that our recent increased investment in new products and in sales and marketing is beginning to drive top line growth. Total revenue increased by 15% in the first quarter of fiscal 2005 compared to the same quarter in 2004. More significantly, revenues from Enterprise Report Management and Service Management products increased by 35% in the same period. New business came predominantly from the local government, healthcare and financial services sectors.

         Also, subscription sales continued to grow in the quarter. Under this sales model customers pay a monthly subscription fee and can benefit immediately from the savings and operational improvements derived from our unique product suites. We now have signed 23 new customers on subscription that will provide annual revenues in excess of $500,000. The upfront cost of selling and implementing these projects is absorbed currently, but the recurring revenue stream will be recognized over the period that the service is provided. We believe this model will provide a more predictable stream of future revenue as the customer base expands.

         The downside of the investments we are making, and the increasing subscription sales, is the front end cost. Cost of maintenance and services, sales and marketing, and engineering and product development increased in the first quarter by over $1.2 million or 50% from the same period last year, resulting in a shift for the company from profit to loss in the quarter. We managed the company conservatively during the recent economic downturn, paying all of our debt and building up a cash position of over $6.2 million at June 30, 2004. In the face of an improving economy, we believe it is appropriate now to invest in the future. We invested $2.6 million of cash in the August 2004 purchase of Mergence Technologies Corporation and are continuing the expenditures referred to earlier to enhance our products, increase our market presence and expand our base of subscription customers. At December 31, 2004 our cash and marketable securities balance was $3.4 million.

         One of the anticipated benefits of the August 2004 Mergence Technologies acquisition, was the introduction of a new product now named Datawatch|Researcher. Datawatch|Researcher is a content and data aggregation solution that searches inter-related data, documents, and communications, then merges and analyzes the results into comprehensive actionable case records and provides an audit trail of the steps taken in the process. We have now received the first major order for this product. The approximately $160,000 value of this order will be recognized over the next four quarters as the product is installed and the services associated with it are rendered. The value of the product was immediately recognized by a major US medical school to help in their federal grant certification process. All large institutions that apply for federal grants need to satisfy specific regulatory standards, as detailed by the Office of Management and Budget (OMB). Failure to track and provide accurate audit trails of how grant money is spent on time and materials can lead to the imposition of substantial fines and penalties. Organizations such as universities, research & development, and defence contractors can see immediate tangible and intangible benefits from using the Datawatch|Researcher process to create and manage project records.

         Other business issues that are being addressed by Datawatch|Researcher are:

         o Healthcare; to provide Doctors and Administrators with consolidated patient views.

         o Banking & Finance; to provide consolidated customer and product views.

         o   Brokerage; to provide SEC compliance control and audit trails.

         With its ability to search for inter-related data over multiple and disparate data sources, build case records, and remember the process for future searches, Datawatch|Researcher is a mission critical system for any organization needing to create case records and provide audit trails. We are pleased by the initial customer response to this new product."

         Datawatch previously announced that the company will present and discuss its first quarter of fiscal 2005 results today at 2 p.m. (EST) in a live conference call broadcast via the Internet at http://www.vcall.com/ClientPage.asp?ID=90174. Listeners are recommended to go to the website at least 15 minutes early to register and download any necessary audio software. An archived replay of the broadcast will be available for 30 days at the same location.


ABOUT DATAWATCH CORPORATION

Datawatch Corporation is a leader in business intelligence, data transformation, and IT support solutions that help organizations increase productivity, reduce costs and gain competitive advantage. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

         Datawatch works with VARs, integrators, consultants and independent software vendors who sell and support Datawatch products. In addition, Datawatch works with OEM customers who embed Datawatch components and technologies in their own solutions. The corporate address for Datawatch is 175 Cabot Street, Suite 503, Lowell, MA 01854-3633; telephone (978) 441-2200. More information on Datawatch and its solutions can be found at http://www.datawatch.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch's dependence on its principal products; risks associated with the Company's recently introduced subscription sales model; risks associated with international sales; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Form 10-K for the year ended September 30, 2004. Any forward- looking statements should be considered in light of those factors.

Datawatch Contact:
     Larry Bouchie, (978) 275-8264
     larry_bouchie@datawatch.com

                              DATAWATCH CORPORATION
                 Condensed Consolidated Statements of Operations
                  Amounts in Thousands (except per share data)

                                                               QUARTER ENDED       QUARTER ENDED
                                                             DECEMBER 31, 2004   DECEMBER 31, 2003
                                                             -----------------   -----------------
Revenue:
    Software licenses and subscriptions ....................    $      3,217        $      2,950
    Maintenance and services ...............................           1,870               1,457
                                                                ------------        ------------
Total Revenue ..............................................           5,087               4,407

Costs and expenses:
    Cost of software licenses and subscriptions.............             594                 630
    Cost of maintenance and services .......................             916                 612
    Sales and marketing expenses ...........................           2,178               1,539
    Product development expenses ...........................             550                 279
    General and administration expenses ....................           1,029               1,036
                                                                ------------        ------------
Income from operations .....................................            (180)                311
Other income (expense), net ................................              26                  18
                                                                ------------        ------------
Income before income taxes .................................            (154)                329
Provision for income taxes .................................              --                   5
                                                                ------------        ------------

Net income .................................................    $       (154)       $        324
                                                                ============        ============

Net income per share - basic ...............................    $      (0.03)       $       0.06
                                                                ============        ============

Net income per share - diluted .............................    $      (0.03)       $       0.06
                                                                ============        ============

Weighted average basic shares outstanding ..................           5,302               5,231
Weighted average diluted shares outstanding ................           5,302               5,711


                              DATAWATCH CORPORATION
                      Condensed Consolidated Balance Sheets
                              Amounts in Thousands


                                                             DECEMBER 31, 2004   SEPTEMBER 30, 2004
                                                             -----------------   -----------------
ASSETS:
    Cash and investments ...................................    $      3,441        $      4,261
    Accounts receivable, net ...............................           4,076               3,672
    Inventories ............................................              48                  68
    Prepaid expenses .......................................             649                 614
                                                                ------------        ------------
Total Current Assets .......................................           8,214               8,615

Property and equipment, net ................................             422                 434
Other assets ...............................................           3,478               3,580
                                                                ------------        ------------

Total Assets ...............................................    $     12,114        $     12,629
                                                                ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
    Accounts payable and accrued expenses ..................    $      2,713        $      3,165
    Deferred revenue .......................................           2,929               2,903
    Escrow for Mergence acquisition ........................             126                  --
                                                                ------------        ------------

Total Current Liabilities ..................................           5,768               6,068

Escrow for Mergence acquisition ............................              --                 125
                                                                ------------        ------------

Total Liabilities ..........................................           5,768               6,193

Stockholders' equity .......................................           6,346               6,436
                                                                ------------        ------------

Total Liabilities and Stockholders' Equity..................    $     12,114        $     12,629
                                                                ============        ============